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         AMENDMENT NO. 1 TO RESTRICTED STOCK PURCHASE AGREEMENT, dated as of
January 29, 1999, between Nextel Partners, Inc., a Delaware corporation (the
"Company"), and              (the "Purchaser").

         WHEREAS, the Company and the Purchaser have entered into a Restricted Stock Purchase Agreement, dated as of November 20, 1998 (the "Purchase Agreement"); and

         WHEREAS, the parties hereto desire to amend the Purchase Agreement as hereinafter set forth;

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Definitions. Capitalized terms used in this Amendment without definition shall have the meanings given to such terms in the Purchase Agreement.

         2. Amendments to Purchase Agreement. The Purchase Agreement is hereby amended as follows:

         (a) The reference in the definition of Commitment Letter to "August 13, 1998" shall be deleted and replaced with a reference to "December 4, 1998."

         (b) The last paragraph of the definition of "Change in Control of the Company" shall be deleted and replaced with the following:

         "Notwithstanding the foregoing, no 'Change of Control of the Company' shall occur (i) merely by reason of any creditor of the Company foreclosing on or otherwise causing the sale, transfer or other disposition of all or any substantial part of the Company's assets (including, without limitation, the Company's equity interests in its subsidiaries) or (ii) merely by reason of a transfer by Eagle River Investments, LLC ('Eagle River') to another Person of the Capital Stock of the Company owned by Eagle River so long as Craig O. McCaw ('McCaw') controls (as defined in Section 4.01(h) of the Shareholders' Agreement) such Person whether or not McCaw owns a majority of the equity interests of such Person, unless such transfer referred to in this clause (ii), alone or in conjunction with other transactions, results in the occurrence of an event of the type described in any of clauses (a),
    (b), (c) or (d) above."

         (c) (i) Paragraph (a) of the definition of "Change in Control of Nextel" shall be amended by adding, after the words "by contract or otherwise", and before the comma, the following:

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    "(without limiting the generality of this clause (ii), any person or group that succeeds to the rights currently held by Craig O. McCaw and his Affiliates in respect of Nextel, or otherwise has powers and rights comparable thereto, shall be deemed for purposes of this definition to have the power to direct the management and policies of Nextel)"

              (ii) The last paragraph of the definition of "Change in Control of Nextel" shall be deleted and replaced with the following:

         "provided that it is expressly understood and agreed that (A) the transfer of Nextel Voting Stock and/or Capital Stock in Nextel by a Permitted Holder to an Affiliate of Craig O. McCaw or the estate of Craig O. McCaw, or any successive transfer by such or another Affiliate to another Affiliate of Craig O. McCaw, or the estate of Craig O. McCaw, shall not by itself be a Nextel Sale (provided that, for this purpose, any such Affiliate shall not be controlled by any person or group other than Craig O. McCaw or the estate of Craig O. McCaw) and (B) the direct or indirect sale or other disposition of all or any portion of the Nextel Voting Stock and/or the Capital Stock in Nextel held now or in the future by any Permitted Holder to any Person other than another Permitted Holder shall not by itself be a Change in Control of Nextel, unless such sale or disposition, alone or in conjunction with other transactions, results in the occurrence of an event of the type described in any of clauses (a), (b), (c) or (d) above."

         (d) The reference in the definition of DLJ Investors to "Sprout Capital VIII, L.P." shall be deleted, and the reference in such definition to "$125 million" shall be deleted and replaced with a reference to "$74,249,720."

         (e) Clause (iv) of the proviso to the first sentence of the definition of "EBITDA" shall be renumbered as clause (v), and a new clause (iv) shall be added as follows:

    "(iv) out-of-pocket costs and expenses incurred by the Company (or incurred by others and reimbursed by the Company) in connection with (A) the transactions contemplated by Section 4.18 of the Joint Venture Agreement, dated as of January 29, 1999, among the Company, Nextel Partners Operating Corp. and Nextel WIP Corp. and (B) the matters set forth on Schedule D to the Subscription and Contribution Agreement, dated as of January 29, 1999, among the Company and the investors named therein,"



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         [(f) clause (i) of the first sentence of the definition of "Good
Reason" shall be deleted and replaced with the following:

           "(i) a material adverse change in the Purchaser's duties, responsibilities or reporting relationships, including without limitation Purchaser's not being elected to the Board as contemplated by Section 2.01 of the Shareholders' Agreement or his removal from the Board other than for "cause" in accordance with the provisions of Section 2.02 of the Shareholders' Agreement."][FN1]

         (f) The second sentence of the definition of "Good Reason" shall be deleted and replaced with the following:

    "Notwithstanding the foregoing, a termination with Good Reason under clause
    (v) above shall not be deemed effective until 120 days following written notice by the Purchaser to the Company of the occurrence of any of the foregoing and only if the foregoing continue to occur as of such 120th day."

         (g) A new definition of "Joint Venture Agreement" shall be added to
Section 1 as follows:

         "'Joint Venture Agreement' means the Joint Venture Agreement of even date herewith among the Company, Nextel Partners Operating Corp. and Nextel Sub."

         (h) The definition of "Required Build" shall be deleted and replaced with the following:

         "'Required Build' means the completion of the Build Out of all Initial Sections (as defined in the Joint Venture Agreement) assigned to the first or second Build Year (as defined in the Joint Venture Agreement), and of any Option Sections (as defined in the Joint Venture Agreement) assigned to the first or second Build Year that are included in the Territory (as defined in the Joint Venture Agreement) through the Company's election under
    Section 6.2B of the Joint Venture Agreement, but excluding any such Option Sections that are included in the Territory as a result of the Company's response to a notice given pursuant to Section 6.2C of the Joint Venture Agreement."

         (i) The definition of "Spectrum Price" shall be deleted, all references in the Purchase Agreement shall be deleted and replaced with references to "Equity Value," and a new definition of "Equity Value" shall be added to
Section 1 as follows:

         "'Equity Value' has the meaning set forth in the Joint Venture Agreement, provided, that Equity Value as determined thereunder shall be subject to challenge by the Purchaser in accordance with the same procedures and other provisions applicable to challenges by Nextel Sub of such determination."

         (j) Clause (i) of the first sentence of the definition of "Total Common Equity" shall be deleted and replaced with the following:

         "(i) the aggregate number of shares of fully diluted common stock of the Company on such day and"

[FN1] Included in Amendment with John Chapple (with remaining provisions renumbered accordingly).

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         (k) The proviso to Section 4(c) shall be deleted and replaced with the following:

    "provided that in no event shall the Company be required to repurchase Shares from the Purchaser pursuant to this clause (ii), together with options and shares of Class A Common Stock issued upon exercise thereof repurchased from the Purchaser pursuant to Section 6(c)(ii) of any Stock Option Agreement between the Company and Purchaser in the form of Exhibit B to the Company's 1999 Nonqualified Stock Option Plan, in excess of $5,000,000 in aggregate Fair Market Value."

         (l) The first proviso to the second sentence of Section 4(f) shall be deleted and replaced with the following:

    "provided that in the event of a repurchase of Shares pursuant to Section 4(c)(ii), the Company shall have the option of paying the repurchase price for such Shares, together with the repurchase price for any options and shares of Class A Common Stock issued upon exercise thereof repurchased from the Purchaser pursuant to Section 6(c)(ii) of any Stock Option Agreement between the Company and the Purchaser in the form of Exhibit B to the Company's 1999 Nonqualified Stock Option Plan, (i) in a single lump sum or
    (ii) in annual installments of $2 million so long as the outstanding balance of the aggregate repurchase price is $2 million or more, with the first installment payable within five days after delivery of the Company's notice of repurchase and the final installment being equal to the outstanding balance of the aggregate repurchase price;"

         (m) The second proviso to Section 4(f) shall be deleted, Section 4(g) shall be renumbered as Section 4(h), and a new Section 4(g) shall be added as follows:

         "(g) Promissory Note. If the Board determines (pursuant to a duly adopted resolution of the Board or its compensation committee, a copy of which shall be delivered to the Purchaser) that the Company is unable to repurchase all or some portion of the Shares under this Section 4 for cash without breaching the terms of any debt instruments or other agreements to which the Company or any of its Subsidiaries is a party, or that such repurchase would otherwise have a material adverse effect on the financial condition of the Company, the Company will pay in cash the maximum amount permitted under such debt instruments, or that would not result in such a material adverse effect, and deliver to the Purchaser a promissory note for the balance, payable as soon as (and in the maximum amounts that) the terms of such debt instruments or other agreements will permit or that will not have such a material adverse effect, but in no event later than five years after the date of issuance (or such later date as may be required to comply with such debt instruments or other agreements), bearing interest at the highest rate charged from time to time under the Company's senior credit facility, secured by the Shares being repurchased on terms reasonably satisfactory to the Company and the Purchaser."

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         (n) The words "(net of taxes payable by the Purchaser thereon)" shall be added after the word "amount" in Section 4(g), renumbered as Section 4(h) hereby.

         (o) So long as the Custodial Agreement of even date herewith among the Pur chaser, the Custodian named therein and the other parties thereto is in effect, (i) the provisions of Section 5 of the Purchase Agreement shall have no force or effect, (ii) the Shares shall be held in custody by the Custodian in accordance with the terms of the Custodial Agreement, (iii) all references in the Purchase Agreement to the Escrow Agent shall be replaced with references to the Custodian, (iv) the words "to be held in escrow as herein provided" in
Section 2(b) shall be deleted and replaced with the words "to be held in custody as provided in the Custodial Agreement," (v) the words "pursuant to Section 5(a)" in clause (ii) of the second sentence of Section 4(f) shall be deleted and replaced with the words "pursuant to the Custodial Agreement" and (vi) the words "Escrowed Shares" in Section 6(b) shall be deleted and replaced with the words "shares subject to repurchase by the Company pursuant to Section 4."

         (p) The words "such dividends or distributions" in the proviso to the first sen tence of Section 5(d) shall be deleted and replaced with the words "non-cash dividends or dis tributions."

         (q) Schedule I to the Purchase Agreement shall be amended by adding at the end of the section captioned "Build Shares" a new paragraph as follows:

         "The cell site targets set forth in Annex A may be adjusted by the Board (acting in the good faith exercise of its business judgment) to take into account circumstances relating to the operation of the Company to the extent not contem plated by the Company's business plan in effect on the date hereof (on which the cell targets set forth on Annex A are based)."

         (r) Schedule I to the Purchase Agreement shall be amended by adding at the end of the section captioned "Revenue Shares" a new paragraph as follows:

         "The revenue targets set forth in Annex A may be adjusted by the Board (acting in the good faith exercise of its business judgment) to take into account circumstances relating to the operation of the Company to the extent not contem plated by the Company's business plan in effect on the date hereof (on which the revenue targets set forth on Annex A are based)."

         (s) Annex A to Schedule I to the Purchase Agreement shall be deleted and replaced with a new Annex A in the form annexed hereto.

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        [3. The Company hereby acknowledges and consents to the transfer of
Shares made by Purchaser prior to the date of this Amendment.][FN2]

         3. Miscellaneous.

         (a) No Novation. This Amendment is not intended to be, and shall not be construed to create, a novation of the Purchase Agreement, which as hereby modified shall continue in full force and effect.

         (b) Entire Agreement. This Amendment (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both oral and written, among the parties with respect to the subject matter hereof. This Amendment may not be waived, modified or amended except by an instrument in writing signed on behalf of each of the parties hereto.

         (c) Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to its conflict of laws principles.

         (d) Reference to Purchase Agreement. From and after the date of this Amend ment, all references in the Purchase Agreement to the Purchase Agreement shall be deemed to be references to the Purchase Agreement as amended hereby.

         (e) Headings and Exhibits. The headings of the various Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

         (f) Assignment. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         (g) Counterparts. This Amendment may be executed in two or more counterparts each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[FN2] Included in Amendment for John Chapple and John Thompson (with remaining provisions renumbered accordingly).

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         IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

                                       NEXTEL PARTNERS, INC.


                                       By
                                          -------------------------------------
                                          Name:
                                          Title:


                                          -------------------------------------
                                          [Purchaser]

Agreed to and accepted by:


-------------------------------------
[Purchaser's Spouse]